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                                                                     Exhibit 11

                HISPANIC BROADCASTING CORPORATION AND SUBSIDIARIES
               STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                       (in thousands except per share data)

                                                                                  Three Months
                                                 Year Ended December 31,              Ended      Year Ended
                                       -----------------------------------------   December 31   September 30,
                                         2000       1999       1998       1997         1996          1996
                                       --------   --------   --------   --------   -----------   ------------
EARNINGS:
Income (loss) from continuing
  operations                           $ 41,531   $ 34,176   $ 26,884   $ 18,772     $  2,064      $(29,157)
Preferred stock dividends                     -          -          -          -            -            23
                                       --------   --------   --------   --------     --------      --------
Net income (loss) applicable to
  common stockholders                  $ 41,531   $ 34,176   $ 26,884   $ 18,772     $  2,064      $(29,180)
                                       ========   ========   ========   ========     ========      ========
BASIC EARNINGS PER SHARE:
Continuing operations                  $   0.38   $   0.34   $   0.27   $   0.23     $   0.04      $  (0.71)
Discontinued operations                       -          -          -          -            -         (0.24)
Extraordinary loss                            -          -          -          -            -         (0.18)
                                       --------   --------   --------   --------     --------      --------
Net income (loss) per share            $   0.38   $   0.34   $   0.27   $   0.23     $   0.04      $  (1.13)
                                       ========   ========   ========   ========     ========      ========

DILUTED EARNINGS PER SHARE:
Continuing operations                  $   0.38   $   0.33   $   0.27   $   0.22     $   0.04      $  (0.71)
Discontinued operations                       -          -          -          -            -         (0.24)
Extraordinary loss                            -          -          -          -            -         (0.18)
                                       --------   --------   --------   --------     --------      --------
Net income (loss) per share            $   0.38   $   0.33   $   0.27   $   0.22     $   0.04      $  (1.13)
                                       ========   ========   ========   ========     ========      ========

NUMBER OF SHARES ON WHICH
NET INCOME (LOSS) PER SHARE
IS BASED:
Weighted average common shares
  before dilutive effect of common
  stock equivalents                     108,858    101,566     98,042     83,342       46,191        41,180
Common stock equivalents:
  Stock options                           1,514      1,347        635        242            -             -
  Employee Stock Purchase Plan               16         14         18          -            -             -
                                       --------   --------   --------   --------     --------      --------
Weighted average common shares          110,388    102,927     98,695     83,584       46,191        41,180
                                       ========   ========   ========   ========     ========      ========
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